Q77(h) (Change in Control)
Virtus Small-Cap Core Fund (Series 14):
UBS WM USA ("UBS"), on behalf of its customers, acquired control on or about February 28, 2013. As of the end of the period, UBS owned 25.06% of the shares (as measured in assets).